UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2011

PSP Industries, Inc.

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	000-53526 (Commission File Number)	87-0342226 (I.R.S. Employer Identification No.)

2206 North 640 West West Bountiful, Utah 84087 (Address of principal executive offices) (zip code)

(801) 296-8622 (Registrant’s telephone number, including area code)

________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   On April 20, 2011, Kristyne Barlow resigned from the Board of Directors and from the office of President and Myron O. Barlow resigned from the Board of Directors and from the office of Vice President of PSP Industries, Inc., a Utah corporation (the “Company”).  Kristyne Barlow and Myron O. Barlow did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Min-Chul Shin was appointed to the office of CEO, President and as a director on April 22, 2011 to fill the vacancies caused by Kristyne Barlow’s resignation and Ms. Young-Kyung Lee will be appointed as a director and CFO effective following the expiration of the required ten (10) day transmittal notification to the stockholders under Regulation 14f-1 of the Securities Exchange Act.

Mr. Shin, 48 years of age, was born in Korea. From 1987 to 1994, Mr. Shin was a device and process engineer at Samsung Semiconductor in Korea. Mr. Shin left Samsung to join Applied Materials Korea in 1995 as the manager of RTP, CVD and Ion Implant. From 2004, Mr. Shin was director of Wintech which manufactures Diffusion Furnace and Metrology. At Wintech, a company that develops and produces equipment used in semiconductor fabrication, Mr. Shin was also responsible for the management of 40 manufacturing and customer support engineers until leaving the company in 2006. After leaving Wintech, Mr. Shin established his own company in Seoul, Korea, Sain Tech Inc., which develops and produces sapphire ingots and wafers for LED products. Mr. Shin owned and managed Sain Tech from 2006 until this month. Mr. Shin earned a Bachelor's Degree in Electronics Engineering from Hongik University in Seoul, Korea in 1988.

Ms. Lee, 44 years of age, was born in Korea. From 2002 to 2010, Ms. Lee was the Director of Financial Management at AET Co., Ltd., a company that provides services related to semiconductor equipment and fabrication in Yongin, Korea.  Since leaving AET Co., Ltd. in 2010, Ms. Lee has been a financial consultant to GreenTek.  Ms. Lee attended Seogang University in Seoul, Korea and received a Bachelor’s Degree in German Literature in 1989.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2011	PSP Industries, Inc.

/s/ Min-Chul Shin
Min-ChulShin
President and Chief Executive Officer

2